Exhibit 10.2

December 18, 2016

Dear Mr. Maslowski,

This letter will confirm your appointment to serve as the Chief Executive Officer (“CEO”) of Fibrocell Science, Inc. (the “Company”) and a member of the Board of Directors of the Company (the “Board”), in each case effective as of December 16, 2016 (the “Effective Date”). In your role as CEO, you will have all of the duties, responsibilities and authority commensurate with such position. You agree that you will immediately resign from the Board if and when you are no longer serving as the CEO of the Company.

Commencing on the Effective Date, you will receive a base salary of $350,000 per annum. You will be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board (or a committee thereof). Your target annual bonus starting in fiscal year 2017 will be 50% of your base salary. You were granted an option on the Effective Date (the “Option”) to purchase 250,000 shares of the Company’s common stock under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”). The exercise price of the Option is $0.6625 per share. Of the shares underlying the Option, 62,500 shares will vest and become exercisable on the first anniversary of the grant date, and the remaining 187,500 shares underlying the Option will vest and become exercisable in equal quarterly installments thereafter, subject to your continued employment with the Company through the applicable vesting date. The Option will be subject to the terms and conditions of the 2009 Plan and the award agreement issued to you thereunder. You will be eligible to participate in and be covered on the same basis as other senior management of the Company under all employee benefit plans and programs maintained by the Company, and you will be eligible to receive four weeks of vacation annually. You will be reimbursed for your reasonable business related expenses in accordance with the Company’s standard policies and practices as in effect from time to time.

The nature of your employment relationship is at-will. Accordingly, either you or the Company may terminate your employment at any time and for any or no reason, subject to the terms and conditions of this letter. This letter amends your Employment Agreement with the Company, dated September 14, 2015 (the “Employment Agreement”). Except as expressly herein amended, the Employment Agreement remains in full force and effect. This letter may not be terminated or modified orally.

Please return to me a signed copy of this letter as acknowledgment of your agreement to this arrangement.

Sincerely,

Fibrocell Science, Inc.

/s/ Michael F. Marino
Michael F. Marino
Senior Vice President, General Counsel and Corporate Secretary

/s/ John M. Maslowski
John M. Maslowski

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